Exhibit 99.1
News Release

Abbott to Acquire Cardiovascular Systems, Inc.

•Abbott will gain an innovative, complementary solution in treating vascular disease through CSI's leading atherectomy system, which prepares vessels for angioplasty or stenting to restore blood flow
•CSI's offering will support Abbott's ability to provide better care for patients with peripheral and coronary artery disease

ABBOTT PARK, Ill. and ST. PAUL, Minn., Feb. 8, 2023 — Abbott and Cardiovascular Systems, Inc. (CSI), today announced a definitive agreement for Abbott to acquire CSI, a medical device company with an innovative atherectomy system used in treating peripheral and coronary artery disease. Under terms of the agreement, CSI stockholders will receive $20 per common share at a total expected equity value of approximately $890 million.
CSI is a leader in devices for atherectomy, a minimally invasive treatment for plaque build-up in arteries that can restrict blood flow. Procedural use of atherectomy can help maximize the benefits of standard balloon angioplasty or stent treatments in restoring blood flow in complex arterial disease. CSI also has an early-stage pipeline of complementary vascular intervention devices in development.
"The acquisition of CSI will add new, complementary technologies to Abbott's leading vascular device offerings," said Lisa Earnhardt, executive vice president, Medical Devices, Abbott. "CSI has a talented and experienced team and a leading atherectomy system that will allow Abbott to provide physicians more tools to help patients live fuller lives."
—more—

"We are pleased to have reached an agreement with a leading global company that shares our passion for the development and commercialization of innovative solutions for treating complex peripheral vascular disease and coronary artery disease," said Scott Ward, CSI's chairman, president and chief executive officer. "We believe combining with Abbott delivers value to our patients, physician customers, employees and stockholders while continuing our work to save limbs and save lives every day."

Financial Impact of Transaction

Upon close, the transaction is expected to be neutral to Abbott's recently issued 2023 ongoing earnings per share guidance.

The transaction, which has been approved by the boards of directors of CSI and Abbott, is subject to the approval of CSI stockholders and the satisfaction of customary closing conditions, including applicable regulatory approvals.

J.P. Morgan Securities LLC is serving as financial advisor to CSI.

About Abbott

Abbott is a global healthcare leader that helps people live more fully at all stages of life. Our portfolio of life-changing technologies spans the spectrum of healthcare, with leading businesses and products in diagnostics, medical devices, nutritionals and branded generic medicines. Our 115,000 colleagues serve people in more than 160 countries.

Connect with us at www.abbott.com, on LinkedIn at www.linkedin.com/company/abbott-/, on Facebook at www.facebook.com/Abbott and on Twitter @AbbottNews.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company's orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For more information, visit www.csi360.com and follow us on LinkedIn and Twitter.

—more—

Additional Information and Where to Find It

This news release may be deemed to be solicitation material in respect of the proposed acquisition of Cardiovascular Systems, Inc. (CSI), by Abbott. In connection with the proposed acquisition, CSI intends to file relevant materials with the United States Securities and Exchange Commission (the "SEC"), including CSI's preliminary and definitive proxy statements relating to the transaction. CSI stockholders are urged to read all relevant documents filed with the SEC, including CSI's preliminary and definitive proxy statements, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC's website at www.sec.gov, or free of charge from CSI at www.investors.csi360.com.

Participants in the Solicitation

CSI and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be "participants" in the solicitation of proxies from CSI stockholders in favor of the proposed transaction. Information about CSI's directors and executive officers is set forth in CSI's Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, as revised, which was filed with the SEC on Oct. 26, 2022, and its Annual Report on Form 10-K for the fiscal year ended June 30, 2022, which was filed with the SEC on Aug. 18, 2022. Information concerning the interests of CSI's participants in the solicitation, which may, in some cases, be different than those of CSI's stockholders generally, is set forth in the materials filed by CSI with the SEC, and will be set forth in the preliminary and definitive proxy statements relating to the proposed transaction.

— Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott and CSI caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction on a timely basis or at all, the ability of the parties to satisfy the conditions precedent to consummation of the proposed transaction, including the ability to secure the applicable regulatory approvals on the terms expected, at all or in a timely manner, the effect of the announcement of the proposed transaction on the ability of CSI to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally, the response of competitors to the proposed transaction, risks associated with the disruption of CSI management's attention from ongoing business operations due to the proposed transaction, significant costs associated with the proposed transaction, potential litigation relating to the proposed transaction, restrictions during the pendency of the proposed transaction that may impact CSI's ability to conduct its business, the ability of Abbott to successfully integrate CSI's operations, and the ability of Abbott to implement its plans, forecasts and other expectations with respect to CSI's business after the completion of the transaction and realize expected synergies. Economic, competitive, governmental, technological and other factors that may affect Abbott's and CSI's operations are discussed in Item 1A, "Risk Factors," in each of Abbott's Annual Report on Form 10-K for the year ended Dec. 31, 2021, and CSI's Annual Report on Form 10-K for the year ended June 30, 2022, respectively, and are incorporated herein by reference. Abbott and CSI are providing the information in this news release as of this date. Abbott and CSI undertake no obligation to release publicly any revisions to the information included in this news release or any forward-looking statements as a result of new information, subsequent events or developments, except as required by law.

Abbott Media: Scott Stoffel, (224) 668-5201 Kate Dyer, (224) 668-9965 Abbott Financial: Scott Leinenweber, (224) 668-0791 Michael Comilla, (224) 668-1872	CSI Media and Financial: Jack Nielsen, (651) 202-4919

###